EXHIBIT 99

P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist
Senior Manager, Investor Relations
(603) 773-1212
TIMBERLAND REPORTS RESULTS OF ITS RETAIL PORTFOLIO REVIEW
AND
UPDATES ITS 2007 OUTLOOK TO REFLECT BUSINESS CHANGES AND MARKET
CONDITIONS
STRATHAM, NH, September 26, 2007 -The Timberland Company (NYSE: TBL) today announced results of its global retail portfolio review. This measure is part of the Company’s strategy to redirect investment to higher return businesses, drive efficiencies across its organization and rationalize its operating expense structure. The Company also updated its 2007 third-quarter and full-year outlook to reflect these changes, as well as the impact of challenging market conditions and the costs associated with a voluntary recall of certain Timberland PRO® products.
•	Following an evaluation of the performance of its worldwide retail stores, Timberland has decided to close approximately 40, principally larger, specialty retail stores in the United States, Europe and Asia. This action is consistent with the Company’s strategy to transition to smaller, footwear-focused stores in the U.S. and in certain international markets. Timberland also plans to close several underperforming U.S. outlet stores. The majority of the store closures are expected to occur in the first several months of 2008, and the reduction in door count is anticipated to increase annual operating profits by approximately $6 million, while lowering annual revenues by approximately $40 million.

•	Timberland believes that retail is an important component of its multi-channel distribution strategy and will continue to operate approximately 200 retail doors globally following these select closures. These company managed stores, when combined with over 550 stores and shops operated by franchise partners and distributors, will leave the Company with more than 750 Timberland® retail locations worldwide following the closures.

•	Timberland will incur pre-tax restructuring costs of approximately $17 million to cover non-cash charges related to property and equipment, severance and other costs associated with the retail store closures. It anticipates incurring costs of approximately $7 million in the 2007 third quarter, $8 million in the 2007 fourth quarter and $2 million in early 2008.

•	The Company is also revising its 2007 full-year outlook to reflect softer market trends, impacts from the anticipated store closures, and approximately $4 million in additional costs related to its recent voluntary recall of some Timberland PRO® Direct Attach Steel Toe Series products due to a potential safety issue. For the full year, Timberland now anticipates revenue declines in the 5% range and a 400 to 450 basis point operating margin decline compared to prior-year levels excluding restructuring costs.

•	For the third quarter, Timberland anticipates revenue declines in the low teen range and operating margin declines in the range of 600 basis points, due in part to the voluntary recall. For the fourth quarter, it anticipates relatively improved performance with relatively flat revenues and an operating margin decline in the range of 100 basis points excluding restructuring costs.

•	The Company estimates that its full-year tax rate will be in the range of 35.0% to 35.5%. It does anticipate some volatility in its quarterly tax rate, as higher tax rates driven by lower profits in international markets will be partially offset by the release of specific tax reserves due to the closure of certain audits expected in the fourth quarter.
Jeffrey Swartz, Timberland’s President and CEO said, “After the completion of an extensive analysis of our retail portfolio, we have determined that several stores are not demonstrating the performance we require to justify continued investment. As a result, we have decided to begin the closure of most of our specialty retail stores in the United States, as well as select stores in Asia and Europe. We will continue to test and validate our new Footwear First model, and believe that it will provide the consumer facing branding we seek in a more compact and efficient structure. This initiative is one component of our ongoing efforts to rationalize our operating expense structure in order to drive further efficiencies, higher margins and healthy sustainable growth.”
The Company anticipates providing further detail on its strategic initiatives in its third-quarter earnings release.
Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.
About Timberland
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Miōn®, GoLite®, Howies® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; (vi) the Company’s ability to execute key strategic initiatives, including the closure of targeted stores within the planned timetable and planned for costs; and (vii) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.